EXHIBIT 99.0

Kenergy Scientific, Inc ( KNSC), Appoints Ex CEO Of India Based IT Co and CEO of US Wireless (UWRL) as its Chef Information Technology Officer

Kenergy Scientific, Inc ( KNSC), Toronto Canada, April 18, 2014 -- Kenergy Scientific Inc (KNSC) www.knsc.info (KNSC) today announced that it has named Rajesh Babaria and Rajesh Dholakiya as co-chairs for the position of Chief Technology Officer. See filings OTC Markets. Both Mr. Babaria and Mr. Dholakiya are highly seasoned in the social media and marketing arena and bring unique perspectives to Kenergy.

Mr. Babaria is CEO of Key TechnoLabs (KTPL) located in Ahmedabad, India. He worked as a software engineer in his early career developing software for Microsoft.net technologies. He in addition, Mr. Babaria has programming skills in multiple languages like Asp.net, PHP, Java and Mr. Babaria has extensive knowledge in Google search technologies. Mr. Mr. Babaria said “As UWRL is on a cusp of acquisition and entire board member and key staff change, I respectfully provided my resignation notice to the incoming management. KNSC is a dynamic company forward thinking focused on the leading edge IT solutions. I’m excited to be part of this growing and energetic company”

Rajesh Dholakiya is a freelance blogger and software programmer. With the emerging importance of blogging and social media, his blogging became a full time commitment. Mr. Dholakiya’s blogs include finance, the stock market, real estate, the great recession, cuisine, travel, marketing, business, law and various other topics. He also worked as a consultant for companies in the development of blogging and social media platforms.

President and CEO of Kenergy, Zoran Cvetojevic, stated, "We are very excited to have Mr. Babaria and Mr. Dholakiya; (BD) and their vast knowledge of management and Internet experience as part of the Kenergy family. It is no understatement that BD brings an amazing wealth of experience to KNSC and its subsidiary Sparx Media Group. To the readers of our filings their annual salary is not a misprint. Both BD have elected to receive as annual salary, compensation of cash what other similar and comparable IT employees; of this statue earn perhaps in a week. The payoff for BD is the KNSC stock options that will kick in later on once certain thresholds are met. This is a win - win scenario for both KNSC and BD. KNSC enjoys the privilege of having top notch quality IT staff without increasing the cash layout or cash burn rate. Once Stoned Pilots commences generating revenue payment in cash is a moot point. For BD they already see the upside to KNSC and the Company direction"

Mr. Babaria and Mr. Dholakiya issued a joint statement, "We could not be more excited to join the Kenergy team and head up the IT department." We've been looking for the right team to align ourselves with and we share the vision and goals of this impressive team, and look forward to working with them."

More details will follow shortly.

Kenergy Scientific, Inc. Safe Harbor:  This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or other similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

About Kenergy Scientific Energy:  The Company provides media marketing products, services and management expertise, which includes access to capital, financing, legal, mergers, acquisitions, joint ventures and management strategies.